SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

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     Rule 14a-11(c) or Rule 14a-12

                               PARKERVISION, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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* Set forth the amount on which the filing fee is calculated and state how it was determined.

                               PARKERVISION, INC.
                               8493 Baymeadows Way
                           Jacksonville, Florida 32256

                                   -----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 28, 2001

                                   -----------


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ParkerVision, Inc. ("Company") will be held at the Rosen Center Hotel, 9840 International Drive, Orlando, Florida on June 28, 2001 at 10:00 a.m. local time, for the following purposes:

         1. To elect eleven directors to hold office until the Annual Meeting of Shareholders in 2002 and until their respective successors have been duly elected and qualified; and

         2. To transact such other business as may properly come before the meeting, and any adjournment(s) thereof.

         The transfer books will not be closed for the Annual Meeting. Only shareholders of record at the close of business on April 30, 2001 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof.

         You are urged to read the attached proxy statement, which contains information relevant to the actions to be taken at the meeting. In order to assure the presence of a quorum, whether or not you expect to attend the meeting in person, please sign and date the accompanying proxy card and mail it promptly in the enclosed addressed, postage prepaid envelope. You may revoke your proxy if you so desire at any time before it is voted.

                                        By Order of the Board of Directors


                                        Stacie Wilf
                                        Secretary


Jacksonville, Florida
April 30, 2001

                               PARKERVISION, INC.
                                 ____________

                                PROXY STATEMENT
                                 ____________

                               GENERAL INFORMATION

         This Proxy Statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of ParkerVision, Inc. ("Company") to be used at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. local time, on Thursday, June 28, 2001 and any adjournment or adjournments thereof ("Annual Meeting"). The Annual Meeting will be held at the Rosen Center Hotel, 9840 International Drive, Orlando, Florida. The matters to be considered at the meeting are set forth in the attached Notice of Meeting.

         The Company's executive offices are located at 8493 Baymeadows Way, Jacksonville, Florida 32256. This Proxy Statement and the enclosed form of proxy are first being sent to shareholders on or about May 2, 2001.

Record Date; Voting Securities

         The Board of Directors has fixed the close of business on April 30, 2001 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any and all adjournments thereof. As of April 30, 2001, the Company had issued and outstanding 13,775,263 shares of Common Stock, par value $.01 per share ("Common Stock"), the Company's only class of voting securities outstanding. Each shareholder of the Company will be entitled to one vote for each share of Common Stock registered in his or her name on the record date.

Solicitation, Voting and Revocation of Proxies

         Proxies in the form enclosed are solicited by and on behalf of the Board of Directors. The persons named in the proxy have been designated as proxies by the Board of Directors. Any proxy given pursuant to such solicitation and received in time for the meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted "FOR" the election of the nominees as the directors of the Company listed below under the caption Proposal I and as the proxies named in the proxy determine in their discretion with respect to any other matters properly brought before the meeting and any adjournments of the meeting. Any proxy may be revoked by written notice received by the Secretary of the Company at any time prior to the voting thereof, by submitting a subsequent proxy or by attending the Annual Meeting and voting in person. Attendance by a shareholder at the Annual Meeting does not alone serve to revoke his or her proxy.

         The presence, in person or by proxy, of a majority of the votes entitled to be cast at the meeting will constitute a quorum at the meeting. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted ("shareholder withholding") with respect to a particular matter. Similarly, a broker may not be permitted to vote stock ("broker non-vote") held in street name on a particular matter in the absence of instructions from the beneficial owner of such stock. The shares subject to a proxy which are not being voted on a particular matter (because of either shareholder withholding or broker non-vote) will not be considered shares present and entitled to vote on such matter. These shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum, unless the proxy indicates that such shares are not being voted on any matter at the meeting, in which case such shares will not be counted for purposes of determining the presence of a quorum.

         The Directors will be elected by a plurality of the votes cast at the meeting. "Plurality" means that the nominees who receive the highest number of votes will be elected as the directors of the Company. Consequently, any shares not voted "FOR" a particular nominee (because of either shareholder withholding or broker non-vote), will not be counted in such nominee's favor.

         All other matters that may be brought before the shareholders must be approved by the affirmative vote of a majority of the votes cast at the meeting. Abstentions from voting are counted as "votes cast" with respect to such proposal and, therefore, have the same effect as a vote against the proposal. Shares deemed present at the meeting but not entitled to vote (because of either shareholder withholding or broker non-vote) are not deemed "votes cast" with respect to such proposal and therefore will have no effect on such vote.

Annual Report

         The Company's Annual Report on Form 10-K to Shareholders for the fiscal year ended December 31, 2000, which contains audited financial statements, is being mailed with this Proxy Statement on or about May 2, 2001, to all persons who were shareholders of record as of the close of business on April 30, 2001.

         The Company will provide to each person solicited by the Company, without charge, a copy of the Annual Report on Form 10-K (excluding exhibits), for the fiscal year ended December 31, 2000 upon written request sent to The Secretary, ParkerVision, Inc., 8493 Baymeadows Way, Jacksonville, Florida 32256. Exhibits to the Annual Report may be obtained on payment of a fee of $.25 per page, plus $5.00 postage and handling charge, if requested in writing as provided immediately above.

Security Ownership of Certain Beneficial Owners

         The following table sets forth certain information as of April 30, 2001 with respect to the stock ownership of (i) those persons or groups who beneficially own more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each executive officer whose compensation exceeded $100,000 in 2000, and (iv) all directors and executive officers of the Company as a group (based upon information furnished by such persons).


                                        Amount and Nature            Percent
Name of Beneficial Owner             of Beneficial Ownership        of Class(1)
------------------------             -----------------------        ----------
Jeffrey L. Parker(2)                       3,252,716 (3)(4)            22.6%
J-Parker Family Limited
   Partnership(5)                          2,529,402 (4)               18.4%
Todd Parker(2)                             1,059,983 (6)(7)             7.6%
T-Parker Family Limited
   Partnership(5)                            915,255 (7)                6.6%
Stacie Wilf(2)                             1,078,011 (8)(9)             7.8%
S-Parker Wilf Family Limited
   Partnership(5)                            961,811 (9)                7.0%
Richard L. Sisisky(2)                        207,072 (10)               1.5%
David F. Sorrells(2)                         112,500 (11)               0.8%
William A. Hightower                          32,500 (12)               0.2%
Richard A. Kashnow                                 0                      --
Amy L. Newmark                                60,000 (13)               0.4%
William L. Sammons                           121,000 (14)               0.9%
Oscar P. Schafer                              17,000 (15)               0.1%
Robert G. Sterne                              35,800 (16)               0.3%
All directors and executive
   officers as a group (12 persons)        6,117,582 (17)              39.6%

-------------------------------------

(1) Percentage includes all outstanding shares of Common Stock plus, for each person or group, any shares of Common Stock that the person or the group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.

(2)      The person's address is 8493 Baymeadows Way, Jacksonville, Florida
         32256.

(3) Includes 645,000 shares of Common Stock issuable upon immediately exercisable options and 7,500 shares owned of record by Mr. Parker's three children over which he disclaims ownership, and excludes 150,000 shares issuable upon options that may vest in the future.

(4) J-Parker Family Limited Partnership is the record owner of 2,529,402 shares of Common Stock. Mr. Jeffrey L. Parker has sole voting and dispositive power over the shares of Common Stock owned by the J-Parker Family Limited Partnership, as a result of which Mr. Jeffrey Parker is deemed to be the beneficial owner of such shares.

(5)      The entity's address is 409 S. 17th Street, Omaha, Nebraska 68102.

(6) Includes 107,500 shares of Common Stock issuable upon immediately exercisable options.

(7) T-Parker Family Limited Partnership is the record owner of 915,255 shares of Common Stock. Mr. Todd Parker has sole voting and dispositive power over the shares of Common Stock owned by the T-Parker Family Limited Partnership, as a result of which Mr. Todd Parker is deemed to be the beneficial owner of such shares.

(8) Includes 77,500 shares of Common Stock issuable upon immediately exercisable options and 6,000 shares owned of record by Ms. Wilf's two children over which she disclaims ownership.

(9) S-Parker Wilf Family Limited Partnership is the owner of 961,811 shares of Common Stock. Ms. Wilf has sole voting and dispositive power over the shares of Common Stock owned by the S-Parker Wilf Family Limited Partnership, as a result of which Ms. Wilf is deemed to be the beneficial owner of such shares.

(10) Includes 195,072 shares of Common Stock issuable upon immediately exercisable options and excludes 304,928 shares issuable upon options that may vest in the future.

(11) Includes 112,500 shares of Common Stock issuable upon immediately exercisable options and excludes 612,000 shares issuable upon options that may vest in the future.

(12) Includes 32,500 shares of Common Stock issuable upon immediately exercisable options.

(13) Includes 60,000 shares of Common Stock issuable upon immediately exercisable options and excludes 50,000 shares of Common Stock issuable upon options that may vest in the future.

(14) Includes 110,000 shares of Common Stock issuable upon immediately exercisable options.

(15) Excludes 100,000 shares of Common Stock issuable upon options that may vest in the future.

(16) Includes 35,000 shares of Common Stock issuable upon immediately exercisable options and excludes 75,000 shares of Common Stock issuable upon options that may vest in the future.

(17) Includes 1,375,072 shares of Common Stock issuable upon immediately exercisable options held by directors (see notes 3, 6, 8, 10, 11, 12, 13, 14 and 16 above) and 11,000 shares of Common Stock issuable upon immediately exercisable options held by an executive officer not included in the table and excludes 1,291,928 shares of Common Stock issuable upon options that may vest in the future held by directors (see notes 3, 10, 11, 13, 15 and 16 above) and 65,500 shares of Common Stock issuable upon options that may vest in the future held by an executive officer not included in the table above.

                        PROPOSAL I: ELECTION OF DIRECTORS

         The persons listed below have been designated by the Board of Directors as candidates for election as directors to serve until the next annual meeting of shareholders or until their respective successors have been elected and qualified. Unless otherwise specified in the form of proxy, the proxies solicited by management will be voted "FOR" the election of these candidates. In case any of these nominees become unavailable for election to the Board of Directors, an event which is not anticipated, the persons named as proxies, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment.


Name                    Age  Director Since  Position
----                    ---  --------------  --------

Jeffrey L. Parker        44       1989       Chairman of the Board and Chief
                                             Executive Officer
Richard L. Sisisky       46       1998       President, Chief Operating Officer
                                             and Director
David F. Sorrells        42       1997       Chief Technical Officer and
                                             Director
Stacie Wilf              42       1989       Secretary, Treasurer and Director
William A. Hightower     57       1999       Director
Richard A. Kashnow       59       2000       Director
Amy L. Newmark           44       2000       Director
Todd Parker              36       1989       Director
William L. Sammons       80       1993       Director
Oscar S. Schafer         61       2001       Director
Robert G. Sterne         50       2000       Director

         Jeffrey L. Parker has been Chairman of the Board and Chief Executive Officer of the Company since its inception in August 1989 and President of the Company from April 1993 to June 1998. From March 1983 to August 1989, Mr. Parker served as Executive Vice President for Parker Electronics, Inc. ("Parker Electronics"), a joint venture partner with Carrier Corporation performing research development, manufacturing and sales and marketing for the heating, ventilation and air conditioning industry.

         Richard L. Sisisky has been the President, Chief Operating Officer and a director of the Company since June 1998. From 1988 to June 1998, Mr. Sisisky served as Managing Director of The Shircliff Group, Inc., a firm specializing in mergers, acquisitions and business valuations.

         David F. Sorrells has been the Chief Technical Officer of the Company since September 1996 and has been a director of the Company since January 1997. From June 1990 to September 1996, Mr. Sorrells served as Engineering Manager for the Company.

         Stacie Wilf has been the Secretary and Treasurer and a director of the Company since its inception. From January 1981 to August 1989, Ms. Wilf served as the Controller and Chief Financial Officer of Parker Electronics.

         William A. Hightower has been a director of the Company since March 1999. Mr. Hightower is the President and Chief Operating Officer and a director of Silicon Valley Group, Inc., a position he has held since August 1997. Silicon Valley Group, Inc. is a publicly held company which designs and builds semiconductor capital equipment tools for chip manufacturers. From January 1996 to August 1997, Mr. Hightower served as Chairman and Chief Executive Officer of CADNET Corporation, a developer of network software solutions for the architectural industry. From August 1989 to January 1996, Mr. Hightower was the President and Chief Executive Officer of Telematics International, Inc.

         Richard A. Kashnow has been a director of the Company since August 2000. Since August 1999, Mr. Kashnow has been the president of Tyco Ventures, the venture capital arm of Tyco International, Inc., a diversified manufacturing and services company. From October 1995 to its acquisition by Tyco in 1999, Mr. Kashnow was the chairman, chief executive officer and president of Raychem Corporation, a technology company specializing in electronic components and engineered materials. Mr. Kashnow is also a director of Actuant Corporation, a global manufacturer and marketer of industrial products and systems.

         Amy L. Newmark has been a director of the Company since March 2000. Ms. Newmark was Executive Vice President - Strategic Planning of Winstar Communications, Inc., a telecommunications and information services company, from 1995 until 1997. From 1993 to 1996, Ms. Newmark was the general partner of Information Age Partners, LP, a hedge fund, and from 1990 to 1993 Ms. Newmark was President of Newmark Research, Inc., an investment research and consulting firm. Ms. Newmark is also a Chartered Financial Analyst. Ms. Newmark is a director of QueryObject Systems, Corp., a business intelligence software company, Verso Technologies, Inc., a software and business services provider, and U.S. Wireless Data, Inc., a wireless electronic transaction technology company.

         Todd Parker has been a director of the Company since its inception and was a Vice President of the Company from inception to June 1997. Mr. Parker acted as a consultant to the Company from June 1997 through November 1997. From January 1985 to August 1989, Mr. Parker served as General Manager of Manufacturing for Parker Electronics.

         William L. Sammons has been a director of the Company since October 1993. From 1981 to 1985, Mr. Sammons was President of the North American Operations of Carrier Corporation until he retired.

         Oscar S. Schafer has been a director of the company since February 2001. From 1982 until his retirement in 2000, Mr. Schafer was a member of Cumberland Associates, LLC, an investment management firm. Mr. Schafer is a director of Global Healthcare Partners, a private fund investing in healthcare companies.

         Robert G. Sterne has been a director of the Company since February 2000. Since 1978, Mr. Sterne has been a partner of the law firm Sterne, Kessler Goldstein & Fox PLLC, specializing in patent and other intellectual property law. Mr. Sterne's office is located in Washington, D.C. Mr. Sterne provides legal services to the Company as one of its patent and intellectual property attorneys.

         Messrs. Jeffrey and Todd Parker and Ms. Stacie Wilf are brothers and sister.

Board Meetings and Committees

         During the fiscal year ended December 31, 2000, the Board of Directors met six times and acted by unanimous consent two times and all directors attended each of the meetings except Mr. Todd Parker and Mr. Bolgiani, a former director, missed one meeting each and Mr. Hightower missed three meetings. Members of the Board of Directors generally are elected annually by the shareholders of the Company and may be removed as provided in the Business Corporation Act of the State of Florida and the Company's Articles of Incorporation. The Board of Directors has two committees, the Audit Committee and the Compensation Committee. The Compensation Committee is responsible for administering the Company's 1993 Stock Plan ("1993 Plan") and the 2000 Performance Equity Plan ("2000 Plan"), each of which is discussed below. The Compensation Committee currently consists of Amy L. Newmark, William L. Sammons and Robert G. Sterne. During 2000, our compensation committee met four times and acted by unanimous consent eleven times.

Audit Committee Information and Report

         The Audit Committee was established in 1994 and is currently comprised of William A. Hightower, William L. Sammons and Oscar S. Schafer. During the fiscal year ended December 31, 2000, the Audit Committee held two meetings.

         Audit Fees

         For the fiscal year ended December 31, 2000, the aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements and the reviews of its financial statements included in its quarterly reports totaled $142,500.

         Financial Information Systems Design and Implementation Fees

         For the fiscal year ended December 31, 2000, there were no fees billed for professional services by the Company's independent auditors rendered in connection with, directly or indirectly, operating or supervising the operation of the Company's information system or managing its local area network.

         All Other Fees

         For the fiscal year ended December 31, 2000, the aggregate fees billed for all other professional services rendered by the Company's independent auditors totaled $71,500.

         Audit Committee Report

         Each member of the Audit Committee is an "independent director" and is "financially literate" as defined under the recently adopted AMEX listing standards. The AMEX listing standards define an "independent director" generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director's exercise of independent judgment. The AMEX's listing standards define "financially literate" as being able to read and understand fundamental financial statements (including a company's balance sheet, income statement and cash flow statement).

         Pursuant to the Audit Committee's written charter, which was adopted on June 12, 2000, the Audit Committee's responsibilities include, among other things:

o annually reviewing and reassessing the adequacy of the Committee's formal charter;

o reviewing the Company's annual audited financial statements with the Company's management and its independent auditors and the adequacy of the Company's internal accounting controls;

o reviewing analyses prepared by management and independent auditors concerning significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements;

o making recommendations concerning the engagement of the independent auditor;

o        reviewing the independence of the independent auditors;

o reviewing the Company's auditing and accounting principles and practices with the independent auditors and reviewing major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor or the Company's management;

o recommending the appointment of the independent auditor to the Board of Directors, which firm is ultimately accountable to the Audit Committee and the Board of Directors;

o approving professional services provided by the independent auditors, including the range of audit and nonaudit fees; and

o reviewing all related party transactions on an ongoing basis for potential conflict of interest situations.

A copy of the Audit Committee charter is attached as Appendix I.

         The Audit Committee has met and held discussions with management and our independent auditors. Management represented to the committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company's independent auditors also provided the Audit Committee with the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee discussed with the independent auditors and management the auditors' independence. Based upon the Committee's discussion with management and the independent auditors and the Committee's review of the representations of management and the report of the independent auditors to the Audit Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                           William A. Hightower
                           William L. Sammons
                           Oscar S. Schafer


Compensation of Outside Directors

         Directors who are employees of the Company receive no cash compensation for serving on the board of directors other than reimbursement of reasonable expenses incurred in attending meetings. Non-employee directors receive a fee of $1,000 for each board meeting attended, as well as reimbursement of reasonable expenses incurred in attending meetings and they are granted options to purchase shares of Common Stock as determined by the Board of Directors.

Executive Compensation

         The following tables summarize the cash compensation paid by the Company to each of the executive officers (including the Chief Executive Officer) who were serving as executive officers at the end of the fiscal year ended December 31, 2000, for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended December 31, 2000, 1999 and 1998, options granted to such executive officers during the fiscal year ended December 31, 2000, and the value of all options granted to such executive officers at the end of the fiscal year ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                               Annual Compensation    Long Term Compensation
 Name and Principal          Fiscal Year       --------------------   ----------------------
 Position                   Ended 12/31/00     Salary        Bonus       Options/SARs (#)
 ------------------         --------------     ------        -----       ----------------
 Jeffrey L. Parker               2000         $275,000      $300,000          500,000
 Chairman of the Board and       1999         $275,000         --               --
 Chief Executive Officer         1998         $210,500         --             12,500

 Richard L. Sisisky              2000         $214,000         --               --
 President, Chief Operating      1999         $250,000         --               --
 Officer and Director(1)         1998         $134,500         --             500,000


(1) Mr. Sisisky commenced employment with the Company as the President and Chief Operating Officer in June 1998.

         The Company cannot determine, without unreasonable effort or expense, the specific amount of certain personal benefits afforded to its employees, or the extent to which benefits are personal rather than business. The Company has concluded that the aggregate amounts of such personal benefits which cannot be specifically or precisely ascertained do not in any event exceed, as to each individual named in the preceding table, the lesser of $50,000 or 10% of the compensation reported in the preceding table for such individual, or, in the case of a group, the lesser of $50,000 for each individual in the group, or 10% of the compensation reported in the preceding table for the group, and that such information set forth in the preceding table is not rendered materially misleading by virtue of the omission of the value of such personal benefits.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                       Number of Securities   % of Total Options/SARs       Exercise or
                          Underlying          Granted to Employees in       Base Price
       Name            Options/SARs Granted         Fiscal Year              ($/share)    Expiration Date
       ----            --------------------   -----------------------       -----------   ----------------
Jeffrey L. Parker             350,000                   14.3%                  $41.00      9/07/2010
                              150,000                    6.1%                  $61.50     10/01/2010

Richard L. Sisisky              --                       --                        --         --




                                    AGGREGATE FISCAL YEAR-END OPTION/SAR VALUES

                            Number of Unexercised Options/SARs at Fiscal       Value of Unexercised In-the-Money
                                            Year End (#)                        Options/SARs at Fiscal Year End
                            -------------------------------------------        ----------------------------------
Name                            Exercisable             Unexercisable           Exercisable        Unexercisable
----                            -----------             -------------           -----------        -------------
Jeffrey L. Parker                 645,000                  150,000               7,435,938                0

Richard L. Sisisky                195,072                  304,928               2,974,848           4,650,152


Employment Agreements

         In September 2000, the Company entered into an employment agreement with Jeffrey L. Parker, the Chairman of the Board and Chief Executive Officer of the Company which expires on September 30, 2005. Mr. Parker receives an annual base salary of not less than $275,000 for the first two-year period during the term, not less than $300,000 for the next two-year period during the term and not less than $325,000 for the last year of the term. Mr. Parker will also receive such bonuses as may be determined from time to time by the Compensation Committee.

         Mr. Parker was awarded two stock options in connection with his employment with the Company. The first option is for 350,000 shares of Common Stock, exercisable at a price per share of $41. This option vested immediately and is exercisable until September 7, 2010, except as provided in the option agreement. The second option is for 150,000 shares of Common Stock, exercisable at $61.50 per share. This option will vest on October 1, in each year commencing 2001 through 2005, in the amount of 30,000 shares and once vested are exercisable until October 1, 2010, except as provided in the option agreement

         In June 1998, the Company entered into an employment agreement with Richard L. Sisisky, the President and Chief Operating Officer of the Company which expires June 15, 2003. Mr. Sisisky receives an annual base salary of $250,000, and he will be paid a bonus equal to five percent of the increase, if any, from the Company's pre-tax operating income (as defined in the agreement) for the fiscal year immediately preceding the bonus year to the pre-tax operating income for the bonus year.

         Mr. Sisisky was awarded two stock options in connection with his employment with the Company. The first option is for 250,000 shares of Common Stock, exercisable at a price per share of $21.375, vesting on December 31, in each year commencing 1998 through 2002, in the amount of 25,000, 50,000, 60,000, 75,000 and 45,000 shares, respectively. Once vested, these options remain exercisable until June 15, 2008, except as provided in the option agreement. The second option is for 250,000 shares of Common Stock, exercisable at $21.375 per share. These options vest on December 15, 2003 and once vested are exercisable until June 15, 2008, except as provided in the option agreement. The vesting of the second allotment of options may be accelerated based on the Company generating certain levels of gross profit or the Common Stock attaining certain price levels.

Stock Option Plans

         In September 1993, the Board of Directors approved the Company's 1993 Stock Plan (the "1993 Plan") pursuant to which an aggregate of 500,000 shares of Common Stock were initially reserved for issuance in connection with the benefits available for grant. The 1993 Plan was amended on September 19, 1996, August 22, 1997 and November 16, 1998 by the Board of Directors to raise the number of shares of Common Stock subject to the 1993 Plan to 3,500,000. Each of these amendments was approved by the Company shareholders. The benefits may be granted in any one or in combination of the following: (i) incentive stock options, (ii) non-qualified stock options, (iii) stock appreciation rights, (iv) restricted stock awards, (v) stock bonuses, (vi) other forms of stock benefit, or (vii) cash. Incentive stock options may only be granted to employees of the Company. Other benefits may be granted to consultants, directors (whether or not any such director is an employee), employees and officers of the Company. To date, awards to purchase an aggregate of 3,170,309 shares of Common Stock have been granted and are outstanding or have been exercised under the 1993 Plan. As of the date of this proxy statement, the Company has available for grant for awards under the 1993 Plan 329,691 shares of Common Stock.

         In May 2000, the Board of Directors approved the Company's 2000 Performance Equity plan (the "2000 Plan") pursuant to which an aggregate of 5,000,000 shares of Common Stock were reserved for issuance in connection with the benefits available for grant. The 2000 Plan was approved by the Company's shareholders on July 13, 2000. The benefits may be granted in any one or in combination of the following: (i) incentive stock options, (ii) non-qualified stock options, (iii) stock appreciation rights, (iv) restricted stock awards,
(v) stock bonuses, (vi) other forms of stock benefit, or (vii) cash. Incentive stock options may only be granted to employees of the Company. Other benefits may be granted to consultants, directors (whether or not any such director is an employee), employees and officers of the Company. To date, awards to purchase an aggregate of 1,358,800 shares of Common Stock have been granted and are outstanding or have been exercised under the 2000 Plan. As of the date of this proxy statement, the Company has available for grant for award under the 2000 Plan 3,641,200 shares of Common Stock.

Certain Relationships and Related Transactions

         The Company leases its executive offices pursuant to a lease agreement dated March 1, 1992 with Jeffrey L. Parker and Barbara Parker. Barbara Parker is Mr. Parker's mother. The term of the lease expires in 2002 and is renewable for two additional five-year terms. For the fiscal years ended December 31, 2000 and 1999, the Company incurred approximately $310,400 in each year, in rental expense under the lease. The Company believes that the terms of the lease are no less favorable than could have been obtained from an unaffiliated third party.

         Mr. Robert G. Sterne serves as a patent and intellectual property counsel for the Company. In this capacity, the Company paid the law firm Sterne, Kessler, Goldstein & Fox, PLLC of which Mr. Sterne is a partner, fees totaling approximately $3,677,000 for the year ended December 31, 2000.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

         The Compensation Committee of the Board of Directors sets the compensation of the Chief Executive Officer and other executive officers, subject to ratification by the Board of Directors.

         General Compensation Policy. The Company operates in an extremely competitive and rapidly changing high technology industry. The Compensation Committee believes that the compensation program for executive officers of the Company should be designed to attract, motivate and retain talented executives responsible for the success of the Company. The Compensation Committee believes the compensation program should be determined within a competitive framework and should be based on achievement of overall financial results and individual contribution.

         Compensation Components. The three major components that make up the compensation of the Company's executive officers are (i) base salary, (ii) annual cash incentive awards in the form of a cash bonus and (iii) long-term equity-based incentive awards in the form of stock option grants. The Compensation Committee's determination of the compensation components for executive officers is highly subjective and not subject to specific criteria. The Compensation Committee has, however, compared its executives' compensation levels to independent compensation surveys and compensation packages for executives in similarly sized technology companies and has founds its compensation packages to be comparable.

         The base salary for each executive officer is determined at levels considered appropriate for comparable positions at other companies. Annual cash bonuses are subjective and are based on the Company's achievement of financial performance targets as well as individual contribution. Long-term equity-based incentive awards, in the form of stock option grants, are determined subjectively based on the executive's position within the Company, individual performance, potential for future responsibility and promotion and the number of unvested options held at the time of the new grant. The relative weight given to each of these factors varies among individuals at the Compensation Committee's discretion.

         Executive Compensation. Mr. Jeffrey L. Parker, a founder of the Company, had his compensation reviewed in 2000. The Compensation Committee elected to maintain Mr. Parker's base salary at its existing level of $275,000 for two additional years, and provided for increases after that time. The Committee awarded a $300,000 cash bonus to Mr. Parker late in 2000, in recognition of his extraordinary contributions in connection with raising additional capital for the Company and in recognition of the achievement by the Company of various strategic and financial objectives during the year which significantly strengthened the Company and advanced its business plan, including the following:

o The investment of $30 million into the Company's equity made by Tyco International and Leucadia National Corporation, which was in each case arranged by Mr. Parker without the use of investment bankers, resulting in all the proceeds going to the Company.

o The issuance of four patents by the U.S. Patent Office, including patents covering the Company's core receiver and transmitter technologies.

o The improved financial performance of the Company's video operation, which increased revenues and generated positive cash flow in 2000.

o An agreement with PrairieComm to jointly develop advanced chipsets and reference designs for CDMA cellular handsets and other wireless devices.

o The completion of the initial design for the Company's 802.11b WLAN chip.

         Mr. Sisisky is compensated under an employment agreement and his compensation was not reviewed in 2000.

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, that might incorporate future filings made by the Company under those statutes, the preceding Compensation Committee Report on Executive Compensation and the Company Stock Performance Graph (set forth below) will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those statutes.

THE COMPENSATION COMMITTEE
Amy L. Newmark
William L. Sammons
Robert G. Sterne

Performance Graph

The following graph shows a five-year comparison of cumulative total shareholder returns for the Company, the Nasdaq U.S. Stock Market Index ("Nasdaq") and the Hambrecht & Quist Communications Index ("H&Q") for the five years ending December 31, 2000. The total shareholder returns assumes the investment of $100 in the Common Stock of the Company, the Nasdaq Index and the H&Q Index at the beginning of the period, with immediate reinvestment of all dividends.

                                                   Cumulative Total Return
                                ------------------------------------------------------------
                                   12/95     12/96     12/97     12/98      12/99     12/00
PARKERVISION, INC.                100.00    171.43    230.16    298.41     390.48    465.08
NASDAQ STOCK MARKET (U.S.)        100.00    123.04    150.69    212.51     394.94    237.68
NASDAQ ELECTRONIC COMPONENTS      100.00    173.19    181.56    280.45     521.56    426.43
NASDAQ TELECOMMUNICATIONS         100.00    102.25    149.26    247.02     438.28    188.48
JP MORGAN H & Q COMMUNICATIONS    100.00    114.73    108.62    160.36     501.86    319.13

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who beneficially own more than ten percent of a registered class of the Company's equity securities ("ten percent shareholders") to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. Officers, directors and ten percent shareholders are charged by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the fiscal year ended December 31, 2000, all filing requirements applicable to its executive officers, directors and ten percent shareholders were fulfilled except that Mr. Sorrells made a late filing with respect to the grant to him, in August 2000, of an option to purchase 200,000 shares of Common Stock and Mr. Kashnow made a late filing of a Form 3 with respect to his appointment as a director of the Company in August 2000.

                             INDEPENDENT ACCOUNTANTS

         The Company currently has selected PricewaterhouseCoopers LLP as its independent accountants for the year ending December 31, 2001. A representative of Pricewaterhouse Coopers LLP is expected to be present at the meeting with an opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

                             SOLICITATION OF PROXIES

         The cost of proxy solicitations will be borne by the Company. In addition to solicitations of proxies by use of the mails, some officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone. The Company may also request brokers, dealers, banks and their nominees to solicit proxies from their clients where appropriate, and may reimburse them for reasonable expenses related thereto.

                              SHAREHOLDER PROPOSALS

Shareholder Proposals and Nominations

         Proposals of shareholders intended to be presented at the annual meeting to be held in 2002 must be received at the Company's offices by February 7, 2002 for inclusion in the proxy materials relating to that meeting.

         The Company has provisions in its by-laws intended to promote the efficient functioning of its shareholder meetings. Some of the provisions describe the Company's right to determine the time, place and conduct of shareholder meetings and to require advance notice by mail or delivery to the Company of shareholder proposals or director nominations for shareholder meetings.

         Under the by-laws, shareholders must provide the Company with at least 120 days notice of business the shareholder proposes for consideration at the meeting and persons the shareholder intends to nominate for election as directors at the meeting. This notice must be received for the annual meeting in the year 2002 on February 7, 2002. Shareholder proposals must include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and disclosure of that shareholder's number of shares of Common Stock owned, length of ownership of the shares, representation that the shareholder will continue to own the shares through the shareholder meeting, intention to appear in person or proxy at the shareholder meeting and material interest, if any, in the matter being proposed. Shareholder nominations for persons to be elected as directors must include the name and address of the shareholder making the nomination, a representation that the shareholder owns shares of Common Stock entitled to vote at the shareholder meeting, a description of all arrangements between the shareholder and each nominee and any other persons relating to the nomination, the information about the nominees required by the Exchange Act of 1934 and a consent to nomination of the person nominated.

         Shareholder proposals or nominations should be addressed to Stacy Wilf, Secretary, ParkerVision, Inc., 8493 Baymeadows Way, Jacksonville, Florida 32256.

Discretionary Voting of Proxies on Other Matters

         The Company does not now intend to bring before the Annual Meeting any matters other than those specified in the notice of the Annual Meeting, and it does not know of any business which persons other than the Board of Directors intend to present at the Annual Meeting. Should any business requiring a vote of the shareholders, which is not specified in the notice, properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the shares represented by them in accordance with their best judgment.

                                        By Order of the Board of Directors

                                        Stacie Wilf
                                        Secretary
Jacksonville, Florida
April 30, 2001

Appendix I                                                        Adopted
                                                               as of 6/12/00

                             AUDIT COMMITTEE CHARTER
                                       OF
                                PARKERVISION, INC

The Audit Committee is appointed by the Board to assist the Board in monitoring
(1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's external auditors. The Audit Committee shall also review all related party transactions on an ongoing basis for potential conflict of interest situations.

The members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq Stock Market, Inc. The members of the Audit Committee shall be appointed by the Board.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Audit Committee shall make regular reports to the Board.

The Audit Committee shall:

1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2. Review the annual audited financial statements with management and the independent auditors, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

4. If requested by the Audit Committee, management or the independent auditor, review with management and the independent auditor the Company's quarterly financial statements prior to the filing of the Company's Form 10-Q.

5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor or management.

7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

8.       Approve the fees to be paid to the independent auditor.

9. Receive periodic reports from the independent auditor regarding the auditor's independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor, and if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

10. Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

11. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

12. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

13. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

14. Review with the independent auditor their final report and any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

         (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

         (b) Any changes required in the planned scope of the internal audit.

         (c) The internal audit department responsibilities, budget and staffing.

15. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

16. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements and any material reports or inquiries received from regulators or governmental agencies.

17. Meet at least annually with the chief financial officer and the independent auditor in separate executive sessions.

18. Review all related party transactions on an ongoing basis for potential conflict of interest situations.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

                           PARKERVISION, INC. - PROXY
                       Solicited By The Board Of Directors
                 for Annual Meeting To Be Held on June 28, 2001,


                 The undersigned Shareholder(s) of ParkerVision, Inc., a Florida corporation ("Company"), hereby appoints Jeffrey L. Parker and Stacie
  P Wilf, or either of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on June 28, 2001 and at all adjournments thereof. This proxy will
  R be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted FOR all of the following proposals.

  O     1.  Election of Directors:

        FOR all nominees listed below except     WITHHOLD AUTHORITY to vote for
  X     as marked to the contrary below   |_|    all nominees listed below|_|

        Jeffrey L. Parker, Richard L. Sisisky, David F. Sorrells, Stacie Wilf,
  Y William A. Hightower, Richard A. Kashnow, Amy L. Newmark, Todd Parker, William L. Sammons, Oscar S. Schafer, Robert G. Sterne

        INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

               -----------------------------------------------------


        2. In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

       |_| I plan on attending the Annual Meeting.

                                     Date:    ________________________, 2001



                                     --------------------------------------
                                     Signature


                                     --------------------------------------
                                     Signature if held jointly

                                    Please sign exactly as name appears above.
                                    When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.